Exhibit 10.1

July 14, 2008

DELIVERED

THIS AGREEMENT is made the 14th day of July, 2008

BETWEEN:

RIDGESTONE RESOURCES, INC., a Nevada company with its office at 1806 London Street, New Westminster, British Columbia, V3M 3E3

(“Licensee”)

AND:

China Bright Technology Development Limited (DBA: GreenChek Energy), a Chinese company with its principal office at 3705 Bank of America Tower, 12 Harcourt Road, Central Hong Kong

(“China Bright”)

AND:

Lincoln Parke, an individual with an address at 3705 Bank of America Tower, 12 Harcourt Road, Central Hong Kong

(“Principal” and, together with China Bright, the “Licensor”)

WHEREAS:

A.

The Licensor carries on the business of the design, manufacture, sale, marketing and distribution of the Licensor’s Onboard Hydrogen Generation (OHG) technology, which, is in the business of providing innovative world-class mobile GHG emissions reduction technology. The Licensor’s Onboard Hydrogen Generation (OHG) technology is positioned to occupy the preeminent position in the emerging market for emissions reduction technology, targeting mobile and industrial generative power applications. The company has completed its first generation OHG technology for transportation industry application, which permits any internal combustion engine, independent of fuel source (gasoline, diesel, ethanol, propane, and natural gas), to operate with reduced emissions, thereto (the “Business”);

B.

Principal is an officer and director of the Licensor, has a significant interest and role in the success of the Business, and he has agreed to become parties to this Agreement to induce the Licensee to complete the transactions contemplated herein;

C.	The Licensee is a US publicly traded corporation trading on the Over The Counter Bulletin Board Stock Exchange; and

D.

The parties’ intention is that the Licensee will, by the Closing Date, acquire the principal right to carry on the Business in the European Union and the United States of America without restriction (the “Comprehensive License”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1.	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1.

“Affiliate” means, in relation to any Party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.

1.1.2.

“Agreement” means this agreement, the recitals hereto and all Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to Sections and subsections are to sections and subsections in this Agreement.

1.1.3.	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to the Licensee, Licensor, Principal or the Business.

1.1.4.

“Business” means the business of the design, manufacture, sale, marketing and distribution of the Licensor’s Onboard Hydrogen Generation (OHG) technology, which, is in the business of providing innovative world-class mobile GHG emissions reduction technology.

1.1.5.	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the State of Nevada, USA, or Hong Kong, China, are authorized or obligated by law to close.

1.1.6.	Chinese Patents: Shall mean patents registered in The Peoples Republic of China.

1.1.7.	“Closing” has the meaning set forth in subsection 8.

1.1.8.	“Closing Date” has the meaning set forth in subsection 8.

1.1.9.

“Comprehensive License” Shall mean a European Union and United States of America license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor except as otherwise expressly provided herein.

1.1.10.	“Deposit” has the meaning set out in subsection 2.2.1.1.1

1.1.11.

“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothec, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Business, and any covenant or other agreement, restriction or limitation on the transfer of the License.

1.1.12.

“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where the Operating Company has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos- containing materials in the workplace environment.

1.1.13.

“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.14.

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.15.	“Goodwill” limited to the License means:

	1.1.15.1.	customer lists, contracts, files, records and outstanding quotations;

1.1.15.2.

trade marks (registered or not), tradenames, designs, URL and domain names, logos, patents, patent applications, rights to the use of patents, industrial design applications and copyright (registered or not) used in the Business, including those set forth in Schedule B;

	1.1.15.3.	trade secrets and confidential information of the Licensor to the Business and the License;

	1.1.15.4.	know-how of the Business limited to the License including:

		1.1.15.4.1.	information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.15.4.2.

patterns, plans, designs, research data, research plans, trade secrets and other proprietary know- how, processes, formulas, drawings, technology, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.16.

“Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.17.

“Intellectual Property Rights” Shall mean any and all inventions, materials, know-how, trade secrets, technology, formulas, processes ideas or other discoveries conceived or reduced to practices, whether patentable or not.

1.1.18.

“Know-how” Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this letter agreement or hereafter acquired by any party during the term of this agreement.

1.1.19.	“License Price” means the price of the Comprehensive License for the Shares as set forth in Section 2.2 of this Agreement.

1.1.20.	“Licensed Product” Shall mean OHG Technology..

1.1.21.	“License Shares” means the shares in the capital of the Licensee issued by the Licensee to Principal on account of the License Fee as contemplated by subsection 2.4.

1.1.22.	“Licensee” has the meaning set out in Recital C.

1.1.23.

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.24.	“material” or “materially” means having an actual or potential economic impact on the Business of at least $100,000.

1.1.25.	“Material Contracts” means the agreements referred to in Schedule C.

1.1.26.	“OHG technology” Shall mean Onboard Hydrogen Generation Technology.

1.1.27.

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.28.

“Patent Documents” Shall mean pending US Patents and pending Chinese Patents and any and all improvements developed by Licensor, relating to the Comprehensive License, which Licensor may now or may hereafter develop, own or control. Also, any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

1.1.29.

“Permits” means all permits, licences, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits and those referred to in Schedule D.

1.1.30.	“Permitted Encumbrances” means the Encumbrances listed in Schedule E hereto.

1.1.31.

“Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.32.	“Shares” means all of the issued and outstanding shares of the Licensee, namely:

63,980,000

1.1.33.	“Taxes” means all taxes and similar governmental charges, including:

1.1.33.1.

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti-dumping, counter-vail and value added taxes, all other taxes of any kind relating to the Licensee, the Licensor, or the Business and imposed any Governmental Authority, whether disputed or not; and

1.1.33.2.	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.34.

“Tax Returns” means all reports, returns and other documents filed or required to be filed by the Licensee in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2.	Gender and Number. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3.	Currency. All references to currency in this Agreement shall mean United States dollars.

1.4.	Schedules. The following Schedules are attached hereto and form part of this Agreement:

Schedule	Description

A	None

Schedule	Description

B	Tradenames/Trademarks and Patents
C	Material Contracts
D	Permits
E	Permitted Encumbrances
F	Customer List
G	Claims and Proceedings
H
License Price
[note – these Schedules need to be prepared by Principal
China Bright ASAP with reference to the specific
sections that reference them]

Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

2.	LICENCE PRICE AND CAPITAL COMMITMENTS

2.1.      The licence price for the Comprehensive Licence shall be (US) $3,500,000 (the “Licence Price”), and shall be allocated as set out in Schedule H hereto. The Licensee shall be responsible for and shall pay any taxes payable upon a transfer of the Comprehensive Licence.

2.2.      The Licensor will advise the Licensee that additional funding is needed to develop the Business as follows:

2.2.1.1.1.	(US)$ 300,000 within 30 days after Closing;

2.2.1.1.2.	(US)$1,000,000 by December 31, 2008;

2.2.1.1.3.	(US)$1,000,000 by March 31, 2009; and

2.2.1.1.4.	(US)$1,200,000 by August 31, 2009.

2.3.      Prior to closing the Licensee shall formalize with the Licensor an irrevocable marketing commitment and strategy for a product and investor awareness marketing campaign for (US) $2,000,000.00 which will be funded through the Licensee by the issuance of securities.

2.4.      An amount equal to the value of 60% of the issued and outstanding shares of the Licensee by way of the allotment and issuance to Principal of 43,470,000 common shares (the “License Shares”) in the capital of the Licensee, representing 60% of the total issued and outstanding shares of the Licensee as at such time, as soon as the License Price in subsection 2.2.1.1.2 is met and in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States.

3.	LICENSE RIGHTS AND REPRESENTATIONS

3.1.      The Licensors hereby grant to Licensee the European Union and United States of America licence (the “Comprehensive License”) to any and all intellectual property rights and interests including, without limitation, all knowhow, show-how, trademarks and copyrights that the Licensor, or any of them, have in and to OHG technology and to any related or complimentary “combination” or synergistic technology, including, without limitation:

3.1.1.

a European Union and United States of America license of all rights and interests of China Bright including, without limitation, full rights to use, modify, sub-license, alter, develop, manufacture, distribute, sell and exploit the OHG technology ;

3.1.2.

all present and future intellectual property rights and interests including, without limitation, all know-how, show-how, trademarks and copyrights, that the Licensor, or any of them, may develop or acquire in and to OHG technology and to any related or complimentary “combination” or synergistic technology limited solely to the European Union and United States of America;

3.1.3.	The granting and terms of all sublicenses is entirely at Licensee’s discretion provided that all sublicenses shall be subjected to the terms and conditions of this letter agreement; and

3.1.4.	Unless previously terminated as hereinafter provided, the term of the Comprehensive License shall expire on the 20th anniversary of the date of this letter agreement.

3.2.      The Comprehensive License is fully and freely assignable by Licensee upon notice to the Licensor. The Licensor will not sell, transfer, assign, licence, lease or otherwise dispose of any of their rights or interests under or in relation to the Comprehensive License or to which the Comprehensive License would apply without the prior written consent of Licensee. The Licensor agree that any sale, transfer, assignment or other disposition of any of their rights or interests in and to the OHG technology that may be permitted by Licensee will be subject to Licensee’s (or any assignee’s) rights under the Comprehensive Licence.

3.3.      The Licensor shall take all such actions and do all such things to ensure that they do not default and that they maintain the license in full force and effect until expiry of the Comprehensive License. In the event, however, that the Licensor default, or anticipate that they will default, under the Comprehensive License, they shall immediately provide notice to Licensee to enable Licensee, if it so elects in its sole discretion, to remedy such default and to maintain the Comprehensive License in good standing.

3.4.      For the licensed herein granted, Licensee shall, within 30 business days after the date of this agreement, deposit with its solicitors the amount of $300,000.00 (USD) (the “License Fee”), to be held in trust by Licensee’s solicitors with the full amount of the License Fee to be disbursed to the Licensor.

3.5.      This Comprehensive Licence is severable from the remainder of this letter agreement and, if any other provision of this letter agreement is terminated, severed or found to be void by a court of competent jurisdiction, this Comprehensive License shall survive and remain in full force and effect.

4.	TERMINATION

4.1

This Agreement may be terminated by either Party by its giving one hundred twenty (120) days notice to the other Party in the event of failure by such other Party to fulfill any of its obligations under this Agreement; provided, however, that if during the period of such notice, such other Party remedies such failure, this Agreement shall continue with the same force and effect as if such notice had not been given.

4.2

This Agreement may be terminated by Licensor in the event that Licensee become owned and controlled, directly or indirectly, by a competitor of Licensor in the business of manufacturing the Licensed Product to permit any internal combustion engine to operate with reduced emissions.

4.2.1

Licensor may terminate this Agreement forthwith in the event the Licensee makes an assignment in bankruptcy or an assignment for the general benefit of its creditors, commits an act of bankruptcy or becomes an insolvent person (as such terms are defined in the Bankruptcy & Insolvency Act), if a petition for a receiving order is filed against it, or if proceedings for a proposal to its creditors or the winding up, liquidation or other dissolution of the Distributor should be instituted by or against it under any federal or provincial legislation; and

4.2.2	If a receiver or other custodian of the Licensee’s assets is appointed by private instrument or by court order, or if any of the Licensee’s assets are seized by or on behalf of any creditor.

i.

5.

In the event of expiration or termination of this Agreement for any reason other than Licensor’s breach of its material obligations hereunder, Licensee’s right shall cease and Licensee shall promptly cease the manufacture and sale of the Licensed Product and, in accordance with Licensor’s request, return or destroy the Patent Documentation.

6.	REPRESENTATIONS AND WARRANTIES

6.1. Licensor. The Licensor, jointly and severally, makes representations and warranties hereto to the Licensee, recognizing that the Licensee is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensee up to the Closing Date are without prejudice to the Licensee’s right to rely upon the representations and warranties of the Licensor contained in this Agreement.

6.2.      Licensee. The Licensee makes representations and warranties hereto to the Licensor, recognizing that the Licensor is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensor up to the Closing Date are without prejudice to the Licensor’s right to rely upon the representations and warranties of the Licensee in entering into the transactions contemplated by this Agreement.

7.	LICENSEE’S FUNDING COMMITMENTS

7.1.      Business Development. The Licensee shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $3,500,000 for further development of the Business as contemplated in subsection 2.2.

7.2.      Market Awareness. Prior to Closing, the Licensee shall formalize with Licensor an irrevocable marketing commitment and strategy for marketing the Business and for increasing market and investor awareness of the Business, for which the Licensee shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $2,000,000.

8.	CLOSING. The completion of the purchase of the Comprehensive License as herein contemplated (the “Closing”) shall take place on July 14, 2008.

8.1. Licensor’s Deliveries at Closing. At the Closing, the Licensor covenant, jointly and severally, to deliver to the Licensee the following:

8.1.1.	China Bright’s Corporate Resolutions: a certified copy of resolutions of the board of directors of China Bright authorizing:

	8.1.1.1.	the transfer of the Comprehensive License to the Licensee;

	8.1.1.2.	the execution and delivery of this Agreement and all documents to be executed and delivered by China Bright at Closing;

8.1.2.	Consents: any consents required to transfer the Comprehensive License to the Licensee;

8.1.3.

Officer’s Certificates: a certificate jointly signed by the Licensor, certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this

Agreement to be performed or complied with by China Bright, or the Principal prior to or at the Closing have been performed and complied with; and

8.1.4.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the China Bright or the Principal pursuant to this Agreement.

8.2.	The Licensee’s Deliveries at Closing. At the Closing, the Licensee shall deliver to Lincoln:

8.2.1.	Licensee’s Corporate Resolutions: a certified copy of resolutions of the board of directors of the Licensee authorizing:

	8.2.1.1.	the purchase of the License by the Licensee;

8.2.1.2.

the appointment of Lincoln Parke to the Board of Directors and as President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, and Principal Accounting Officer of the Licensee and as officer of the Licensee;

8.2.1.3.

the resignation of Pardeep Sarai as President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, and Principal Accounting Officer but he will remain on the Board of Directors of the Licensee; and

	8.2.1.4.	the execution and delivery of this Agreement and all documents to be executed and delivered by the Licensee at Closing;

8.2.2.

Officer’s Certificate: a certificate of an officer of the Licensee, dated the Closing Date, certifying on behalf of the Licensee that at and as of the Closing the representations and warranties of the Licensee contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Licensee prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Licensor by notice in writing; and

8.2.3.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Licensee pursuant to this Agreement

9.	INDEMNIFICATION

9.1.      Indemnification by the Licensor. The Licensors shall, jointly and severally, indemnify, defend and save harmless the Licensee from and against any and all Loss suffered or incurred by the Licensee arising out of or in connection with:

9.1.1.	any breach of any representation or warranty made or given by the Licensee in this Agreement; and

9.1.2.

any failure by China Bright or the Principal to observe or perform any covenant or obligation contained in this Agreement or the agreements entered into pursuant hereto to be observed or performed by them.

         9.2.      Indemnification by the Licensee. The Licensee shall indemnify, defend and save harmless China Bright from and against any and all Loss suffered or incurred by China Bright as a result of:

9.2.1.	any breach of any representation or warranty made or given by the Licensee in this Agreement; or

9.2.2.

any failure by the Licensee to observe or perform any covenant or obligation contained in this Agreement or the agreements to be entered into pursuant hereto to be observed or performed by it or an Affiliate.

10.	JOINT AND SEVERAL OBLIGATIONS.

The Licensor acknowledge and agree that the Licensee is entering into this Agreement in reliance upon the personal covenants of the Principal and, accordingly, all covenants, representations and warranties provided by China Bright in this Agreement are provided on a joint and several basis as between the China Bright and the Principal with the intent and effect that China Bright and the Principal shall be jointly and severally bound thereby, and responsible therefor, up to the Closing, but after the Closing the Principal shall be jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by China Bright or the Principal, and the Principal will have no right of contribution from either China Bright in relation thereto. The Principal jointly and severally covenant to and agree with the Licensee that they shall perform, or cause China Bright, as the case may be, to perform, each and every covenant, agreement and obligation of China Bright in this Agreement, and that they shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

11.	MISCELLANEOUS

11.1.     Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

11.2.      Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

11.3. Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

11.4. Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential. In this regard, China Bright and the Principal acknowledge that the Licensee is a publicly traded company and that the Licensee may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.

11.5. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

11.6. Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Licensee, China Bright, and the Principal or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

11.7. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

11.8. Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

11.9. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

11.9.1. if to the Principal, to:

3705 Bank of America Tower
12 Harcourt Road, Central Hong Kong

Attention:     __________________
Fax No.:      __________________

11.9.2. if to the Licensee, to:

1806 London Street
New Westminster, British Columbia
V3M 3E3, Canada______________

Attention:      _________________
Fax No.:       _________________

11.9.3. if to China Bright, to:

3705 Bank of America Tower
12 Harcourt Road, Central Hong Kong
____________________________

Attention:      _________________
Fax No.:       _________________

Any notice given by mail shall be effective, if mailed at any other time than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof. Any notice given by facsimile shall be effective on the Business Day following the sending. Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered personally or by facsimile.

11.10. Governing Law. This letter agreement shall be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, and any disputes in relation to this letter of intent shall be heard in Vancouver by British Columbia courts, and each party hereto irrevocably and unconditionally attorns to the exclusive jurisdiction of the British Columbia courts. This letter agreement is the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, correspondence and negotiations between the parties hereto including, without limitation, the letter of intent between the parties dated June 16, 2008.

11.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersede all agreements, discussions, negotiations and understandings, whether written or oral, between the parties up to the date hereof pertaining to the subject matter herein including, without limitation, the Letter of Intent dated “June 16, 2008”

It is understood that this letter agreement will result in a LEGALLY BINDING AGREEMENT between Licensee and the Licensor. The Licensor confirm that they have read and understood this agreement, and that they have sought the advice of their legal counsel as to the meaning and implications of this Agreement.

If the foregoing terms of this letter agreement accurately reflect your understanding of our agreement as at the date hereof, please acknowledge your agreement in the space indicated below.

Yours very truly,

Ridgestone Resources, Inc.

Per:      PARDEEP SARAI

The foregoing terms and conditions of this letter agreement are hereby acknowledged and agreed to this 14th day of July, 2008.

China Bright Development Technology Limited

Per:      LINCOLN PARKE
            Lincoln Parke, President

In their personal capacity:

LINCOLN PARKE
Lincoln Parke